Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

Aware, Inc. Declares Special Cash Dividend of $1.75 Per Share, or Approximately $40 Million in Total

BEDFORD, MASS. – June 26, 2014 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today announced that its Board of Directors has declared a special cash dividend of $1.75 per share, or approximately $40 million in total. The special cash dividend will be paid on July 24, 2014 to shareholders of record as of July 10, 2014.

The Board of Directors has determined that the company’s current cash balances exceed our capital requirements and has decided to return cash to shareholders.

The federal income tax treatment of the special cash dividend will depend on the amount of the company’s current and accumulated earnings and profits as of December 31, 2014, as determined by the Internal Revenue Code. We currently estimate that for federal income tax purposes approximately 10% of the special cash dividend will be treated as a dividend and that approximately 90% will be treated as a return of capital and/or capital gain. We will notify shareholders in early 2015 as to the actual amounts of each.

With respect to a share of company stock, (i) the amount treated as a dividend for federal income tax purposes may be treated as qualified dividend income if the shareholder satisfies certain requirements, and (ii) the amount of the special cash dividend that is not treated as a dividend for federal income tax purposes will be treated first as a return of capital to the extent of a shareholder’s adjusted tax basis in such share, and then as capital gain. We encourage shareholders to consult their tax advisors to understand how this special cash dividend may affect their tax obligations.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

AWARE, INC. DECLARES SPECIAL CASH DIVIDEND	Page 2

We also encourage shareholders to contact their brokers in order to understand the Nasdaq Rules and Regulations regarding the effect of selling shares of our common stock following the record date on their eligibility to receive the dividend.

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as the expected tax treatment of the special cash dividend, estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business and any of our forward-looking statements include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) we derive a significant portion of our revenue from third party channel partners; iv) we face intense competition from other biometrics solution providers; v) our business is subject to rapid technological change; vi) our software products may have errors, defects or bugs which could harm our business; vii) our business may be adversely affected by our use of open source software; viii) our intellectual property is subject to limited protection; ix) we may be sued by third parties for alleged infringement of their proprietary rights; x) we must attract and retain key personnel; xi) we rely on single sources of supply for certain components used in our hardware products; xii) our business may be affected by government regulations and adverse economic conditions; xiii) we may make acquisitions that could adversely affect our results; and xiv) the tax treatment of the special cash dividend will depend on our current and accumulated earnings and profits as of December 31, 2014, which we will not know until early 2015.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com